NEWS RELEASE
846 N. Mart-Way Court, Olathe, Kansas 66061	Phone: 913-647-0158	Fax: 913-647-0132
investorrelations@elecsyscorp.com

FOR IMMEDIATE RELEASE:

ELECSYS CORPORATION ANNOUNCES SHARE REPURCHASE PROGRAM

Olathe, Kansas (December 17, 2012) - Elecsys Corporation (NASDAQ: ESYS), a provider of innovative machine to machine (M2M) communication technology solutions, data acquisition systems, and custom electronic equipment for critical industrial applications worldwide, today announced that its board of directors has approved a stock repurchase program for up to 10% of the Company’s outstanding common shares, or 400,000 shares.  The Company plans to repurchase shares from time to time at prevailing market prices, through open market or privately negotiated transactions.  The program is effective immediately and has no expiration date.

Karl B. Gemperli, Chief Executive Officer, stated, “Based on the current trading price of our shares, this repurchase program reflects our commitment to enhancing long-term stockholder value and our confidence in the long-term growth prospects for the Company’s business.  Elecsys believes it retains ample capital capacity to continue making long-term investments in our product development initiatives and overall operations, as well as pursuing any strategic opportunities that may arise.”

The time of purchases and the exact number of shares to be purchased in these transactions will depend on market and business conditions.  There is no guarantee as to the exact number of shares that will be repurchased and the Company may discontinue purchases at any time.

About Elecsys Corporation
Elecsys Corporation provides innovative machine to machine (M2M) communication technology solutions, data acquisition and management systems, and custom electronic equipment for critical industrial applications worldwide.  The Company’s primary markets include energy, agriculture, safety and security systems, water management, and transportation.  Elecsys proprietary equipment and services encompass wireless remote monitoring, industrial data communication, and mobile data acquisition technologies that are deployed wherever high quality and reliability are essential.  Elecsys develops, manufactures, and supports proprietary technology and equipment under several premium brand names.  In addition to its proprietary products, Elecsys designs and manufactures rugged and reliable custom electronic assemblies and integrated display modules for multiple original equipment manufacturers in a variety of industries worldwide.  For more information, visit www.elecsyscorp.com.

Safe-Harbor Statement
The discussions set forth in this press release may contain forward-looking comments based on current expectations that involve a number of risks and uncertainties. Actual results could differ materially from those projected or suggested in the forward-looking comments. The difference could be caused by a number of factors, including, but not limited to the factors and conditions that are described in Elecsys Corporation's SEC filings, including the Form 10-K for the year ended April 30, 2012. The reader is cautioned that Elecsys Corporation does not have a policy of updating or revising forward-looking statements and thus he or she should not assume that silence by management of Elecsys Corporation over time means that actual events are bearing out as estimated in such forward-looking statements.

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Investor Relations Contact:                               Todd A. Daniels
(913) 647-0158, Phone
(913) 982-5766, Fax
investorrelations@elecsyscorp.com